Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 (Registration Statement No. 333-126794) of Millennium Bankshares Corporation of our report dated April 5, 2005 with respect to the consolidated financial statements of Millennium Bankshares Corporation, which report appears in the Annual Report on Form 10-K of Millennium Bankshares Corporation for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Lexington, Kentucky

October 7, 2005